Exhibit 99.1

November 23, 2020

To: The Shareholders of XG Sciences, Inc. (the “Company”, “XGS”, “we” or “us”)

From: Robert M. Blinstrub, President & Chief Executive Officer

Re: Third Quarter 2020 Report to Shareholders

Dear Shareholders:

First of all, I would like to introduce myself. My name is Bob Blinstrub and I started as President and CEO of XG Sciences in late August. I am a fellow shareholder and I have been a member of the Board of Directors since March 2019. Prior to XGS, I had a lengthy career leading start-up, growth opportunities, turnarounds, mergers and acquisitions on a global basis. I previously founded, and served as President and CEO of Applied Global Manufacturing, Inc. (“AGM”), an automotive supplier that grew from $0 to more than $500M in revenue and 2,000 employees under my leadership before being acquired by Flex, Ltd. (NASDAQ: FLEX) in April 2017. I have a passion for building businesses and like yourselves, I am intrigued by the opportunity that graphene presents to the world. As a result, I took on the role as your Chief Executive Officer and believe that my experience will guide XGS towards new achievements and successes. I am encouraged by what I have learned over the past 60 days and am excited to help take XGS to the next level.

In addition, AJ Boechler joined the XGS team as Chief Commercial Officer in late August. AJ joined XGS following more than 30 years with General Electric Company, where he provided executive leadership across a variety of industries and markets. While at GE, AJ built global organizations and brands, developing solutions in both start-up and established business environments. Mr. Boechler’s experience and drive will greatly increase our ability to commercialize the Graphene opportunities that lie ahead of us.

Strategy

I spent my first 60 days as CEO engaging with XGS employees and customers, evaluating XGS’s strategic position in the broader graphene market and reviewing the internal structure and processes of XGS in particular. During this time, I have arrived at a number of key findings. First, XGS has a very talented team with a drive to succeed. Second, XGS has developed a strong reputation as the market leader in the manufacturing of graphene nanoplatelets. Finally, XGS has created a strong foundation that we believe that we can build off of to make a market and commercialize graphene.

I have worked closely with the team to develop a “Go to Market” strategy that we believe should lead to future growth and accelerate the commercialization process. One of the challenges we have encountered historically has been the market has shown great interest in the product, but has been slow to determine how they can incorporate graphene into their products from a technical perspective. We have created a plan that starts with targeting specific market applications that are well-suited for the introduction of graphene and therefore available for market-wide application. We will be changing the focus of R&D to a more Product Development and Applications Engineering emphasis (PDAE) to support the commercialization efforts. We believe this will help our customers from a technical perspective, so they can utilize our product and benefit from our products features. With a laser target approach to specific industry applications and the support of a PDAE structure we should be able to accelerate the process of commercialization. North America will be our primary target so that we have a concentrated initiative. Our goal is to develop near-term revenue traction and drive broader market adoption of Graphene.

Third Quarter 2020 Financial Highlights

The Company is late in filing its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 2020 due to the complex accounting and reporting requirements of both the Amended and Restated Draw Loan Note and Agreement with the Dow Chemical Company and the Unit Offerings completed in late April. Our detailed financial results are pending the completion of the 10-Qs, when filed. The following table summarizes total revenue for the three months ending September 30, 2020 and 2019. For the three months ended September 30, 2020, we reported revenue of $370,215, a 333% increase from the $85,402 reported in Q2 2020 and a 200% increase from the $123,247 reported in Q3 2019.

	For the Three Months Ended September 30,		Change 2020 to 2019
	2020	2019	$	%
Total Revenues	370,215	123,247	246,968	200%

Conclusion

We are committed to driving XGS to achieve revenue traction and maintaining market leadership by refining our “Go to Market” approach and developing specific market applications. We will remain focused and fluid to obtain our goals and further XGS’s market leadership position. We are very excited about the future for both graphene and XGS.

Thank you for your continued support of XG Sciences. If you have any questions on any aspect of this shareholder report, please feel free to contact me at r.blinstrub@xgsciences.com.

Warm Regards,

Robert M. Blinstrub

President & Chief Executive Officer

/s/ Robert M. Blinstrub

Forward Looking Statements

Certain information contained in this letter constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new products, and otherwise implement its business plan. Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.

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